EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 of our report dated March 25, 2005 relating to the financial statements, financial statement schedules, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, of Somera Communications, Inc., which appears in Somera Communications, Inc. Annual Report on Form 10-K for the year ended December 31, 2004.

/s/ PricewaterhouseCoopers

Los Angeles, CA

March 31, 2005